EXHIBIT 99.1

[LOGO OF BRISTOL-MYERS SQUIBB COMPANY]

CONTACT: Bonnie Jacobs                              John Elicker
         Corporate Affairs                          Investor Relations
         (609) 252-4089                             (212) 546-3775
         bonnie.jacobs@bms.com                      john.elicker@bms.com


         Tracy Furey
         Corporate Affairs
         (609) 252-3208
         tracy.furey@bms.com



         BRISTOL-MYERS SQUIBB ANNOUNCES RESTATEMENT, REPORTS 2002 FULL-
             YEAR RESULTS AND REITERATES EARNINGS GUIDANCE FOR 2003

O    RESTATEMENT:

     O PRIMARILY TO CORRECT ACCOUNTING FOR U.S. PHARMACEUTICALS SALES TO TWO WHOLESALERS BY REALLOCATING APPROXIMATELY $2 BILLION OF NET SALES AND $1.5 BILLION IN PRE-TAX EARNINGS FROM 1999 THROUGH 2001 TO 2002 AND 2003

     O    ADDITIONAL RESTATEMENT ADJUSTMENTS MADE TO BOTH NET SALES AND NET
          EARNINGS

     O TOTAL NET SALES AND NET EARNINGS FROM CONTINUING OPERATIONS FOR 1999 THROUGH 2001 RESTATED DOWNWARD BY APPROXIMATELY $2.5 BILLION AND $900 MILLION, RESPECTIVELY; TOTAL NET SALES AND NET EARNINGS FOR FIRST SIX MONTHS OF 2002 RESTATED UPWARD BY APPROXIMATELY $653 MILLION AND $200 MILLION, RESPECTIVELY

O NET SALES FOR 2002 TOTAL $18.1 BILLION; REPORTED DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS TOTAL $.96

O    COMPANY REITERATES 2003 EARNINGS GUIDANCE OF BETWEEN $1.60 - $1.65 PER
     SHARE

NEW YORK, N.Y. (March 10, 2003) -- Bristol-Myers Squibb Company (NYSE: BMY) today announced the restatement of its previously issued financial statements for the years 1999 through 2001 and the first two quarters of 2002. In the aggregate, the restatement reduced net sales by $1,436 million, $678 million and $376 million for the years ended December 31, 2001, 2000 and 1999, respectively, and increased net sales for the six months ended June 30, 2002 by $653 million. The restatement also reduced net earnings from continuing operations by $376 million, $206 million and $331 million in the years ended December 31, 2001, 2000 and 1999, while net earnings from continuing operations were increased by $201 million in the six months ended June 30, 2002. The Company also announced its sales and earnings for the full-year 2002 and reiterated its 2003 earnings guidance.

The restatement primarily reflects a correction of an error in the timing of revenue recognition for certain sales to two of the largest wholesalers for the U.S. pharmaceuticals business. As a result of the restatement for this matter, net sales were reduced by $1,096 million, $475 million and $409 million for the years ended December 31, 2001, 2000 and 1999, respectively. The corresponding reduction in pre-tax earnings was $798 million, $395 million and $315 million, respectively. Net sales and pre-tax earnings for the six months ended June 30, 2002 were increased by $533 million and $401 million, respectively. In addition, net sales and pre-tax earnings were increased by approximately $860 million and $620 million, respectively, in the six months ended December 31, 2002, and are projected to increase by approximately $425 million and $290 million, respectively, in 2003.

The restatement also reflects the correction of certain of the Company's accounting policies to conform to U.S. generally accepted accounting principles (GAAP) and certain other adjustments to correct errors made in the application of GAAP, including certain revisions of inappropriate accounting. These other restatement adjustments increased net sales by $33 million in the year ended December 31, 1999, reduced net sales in the years ended December 31, 2000 and 2001 by $46 million and $188 million, respectively (excluding the impact of the reclassification for the Company's adoption of EITF 01-9 reflected in 2000 and 2001 to conform to the 2002 presentation), reduced pre-tax earnings by $133 million and $132 million in the years ended December 31, 2001 and 1999, respectively, and increased pre-tax earnings by $12 million in the year ended December 31, 2000, while pre-tax earnings for the six months ended June 30, 2002 were increased by $91 million.

For the full year ended December 31, 2002, net sales and net earnings from continuing operations increased by $1.6 billion and $510 million, respectively, as a result of the restatement of the prior years. Previously reported net sales of $325 million and net earnings of $215 million are projected to be recognized in future periods.

The Company also reported that full-year 2002 net sales increased to $18.1 billion from $18.0 billion in 2001. Reported diluted earnings per share from continuing operations for 2002 were $.96.

In addition, the Company reiterated 2003 earnings guidance of between $1.60 - $1.65 per share, which had included the projected impact of the restatement on future earnings.

The Company expects to file its amended 2001 10-K, which includes the restated consolidated financial statements for the years 1999 through 2001, and its third quarter 2002 10-Q as soon as possible.

As a result of the restatement, the Company delayed filing its third quarter 2002 10-Q. As previously disclosed, this delay resulted in a breach by the Company of delivery of SEC filing obligations under its 1993 Indenture and certain other credit agreements, and gave certain rights to the trustee under the Indenture and the respective lenders under such credit agreements to accelerate maturity of the Company's indebtedness. The trustee and the respective holders have had a right, 15 days after the due date of the third quarter 2002 10-Q, to declare the principal amount and all accrued interest to be due and payable unless the Company cures its nonperformance within 90 days after the trustee or the debt holders give to the Company a notice of such nonperformance. To date, neither the trustee nor the respective lenders have exercised their right to accelerate. The Company expects to cure this situation when it files its third quarter 2002 10-Q. However, because this situation has not yet been cured, long-term outstanding indebtedness under these instruments, amounting to approximately $6.1 billion, is reflected as short-term indebtedness in the financial information presented in this press release as of June 30, 2002 and December 31, 2002 (including Appendix 1). The Company expects that when its third quarter 2002 10-Q is filed and the breach is cured, such amount will be reclassified as long-term outstanding indebtedness and financial information presented in the third quarter 2002 10-Q will reflect such reclassification.

RESTATEMENT RESULTS

Summary
-------

The Company experienced a substantial buildup of wholesaler inventories in its U.S. pharmaceuticals business over several years, primarily in 2000 and 2001. This buildup was primarily due to sales incentives offered by the Company to its wholesalers. These incentives were generally offered towards the end of a quarter in order to incentivize wholesalers to purchase products in an amount sufficient to meet the Company's quarterly sales projections established by the Company's senior management. In April 2002, the Company disclosed this substantial buildup, and developed and subsequently undertook a plan to work down in an orderly fashion these wholesaler inventory levels.

In late October 2002, based on further review and consideration of the previously disclosed buildup of wholesaler inventories in the Company's U.S. pharmaceuticals business and the incentives offered to certain wholesalers, and on advice from the Company's independent auditors, PricewaterhouseCoopers LLP, the Company determined that it was required to restate its sales and earnings to correct errors in timing of revenue recognition for certain sales to certain U.S. pharmaceuticals wholesalers. Since that time, the Company has undertaken an analysis of its transactions and incentive practices with U.S. pharmaceuticals wholesalers. The Company has now determined that certain incentivized transactions with certain wholesalers should be accounted for under the consignment model rather than recognizing revenue for such transactions upon shipment. This determination involved evaluation of a variety of criteria and a number of complex accounting judgments. As a result of its analysis, the Company determined that certain of its sales to two of the largest wholesalers for the U.S. pharmaceuticals business should be accounted for under the consignment model, based in part on the relationship between the amount of incentives offered to these wholesalers and the amount of inventory held by these wholesalers.

Following its determination to restate its sales and earnings for the matters described above, the Company also determined that it would correct certain of the Company's historical accounting policies to conform the accounting to GAAP and to correct certain known errors made in the application of GAAP that were previously not recorded because in each such case the Company believed the amount of any such error was not material to the Company's consolidated financial statements. In addition, as part of the restatement process, the Company investigated its accounting practices in certain areas that involve significant judgments and determined to restate additional items with respect to which the Company concluded errors were made in the application of GAAP, including certain revisions of inappropriate accounting.

As a result of the foregoing, the Company has restated its financial statements for the three years ended December 31, 2001, including the corresponding 2001 and 2000 interim periods, and the quarterly periods ended March 31, 2002 and June 30, 2002. The restatement affects periods prior to 1999. The impact of the restatement on such prior periods is reflected as an adjustment to opening retained earnings as of January 1, 1999.

The errors and inappropriate accounting which are corrected by the restatement arose, at least in part, from a period of unrealistic expectations for, and consequent over-estimation of, certain of the Company's products and programs.

In connection with their audits of the restatement of previously issued financial statements and the Company's 2002 financial statements, which audits are not yet complete, the Company's independent auditors, PricewaterhouseCoopers LLP, have identified and communicated to the Company and the Audit Committee two "material weaknesses" (as defined under standards established by the American Institute of Certified Public Accountants) relating to the Company's accounting and public financial reporting of significant matters and to its initial recording and management review and oversight of certain accounting matters.

In the last year, the Company searched for and hired a new chief financial officer from outside the Company, restaffed the controller position, created a position of chief compliance officer and changed leadership at the Pharmaceuticals group.

In response to the wholesaler inventory buildup and the other matters identified as restatement adjustments, under the direction of the Audit Committee, in the last year, senior management has directed that the Company dedicate resources and take steps to strengthen control processes and procedures in order to identify and rectify past accounting errors and prevent a recurrence of the circumstances that resulted in the need to restate prior period financial statements. The Company also revised its budgeting process to emphasize a bottom-up approach in contrast to a top-down approach. The Company has implemented a review and certification process of its annual and quarterly reports under the Securities Exchange Act of 1934, as amended, as well as processes designed to enhance the monitoring of wholesaler inventories. In addition, the Company is in the process of expanding its business risks and disclosure group, which includes senior management, including the chief executive officer and the chief financial officer, and is taking a number of additional steps designed to create a more open environment for communications and flow of information throughout the Company. The Company continues to identify and implement actions to improve the effectiveness of its disclosure controls and procedures and internal controls, including plans to enhance its resources and training with respect to the Company's financial reporting and disclosure responsibilities, and to review such actions with its Audit Committee and independent auditors.

As a result of the foregoing, the Company has restated its financial statements for the three years ended December 31, 2001, including the corresponding 2001 and 2000 interim periods, and the quarterly periods ended March 31, 2002 and June 30, 2002. The restatement affects periods prior to 1999. The impact of the restatement on such prior periods is reflected as an adjustment to opening retained earnings as of January 1, 1999.

The following table presents the impact of the restatement on net earnings:


(dollars in millions)                            Consignment      Other          Tax         Net
                                                    Sales      Adjustments*     Impact     Earnings
                                                 -----------   ------------     ------     --------
Impact on retained earnings at January 1, 1999      $  0         $  (342)       $  126      $(216)
     Year ended December 31, 1999                   (315)           (185)          169       (331)
     Year ended December 31, 2000                   (395)             44           145       (206)
     Year ended December 31, 2001                   (798)             67           355       (376)
     Year ended December 31, 2002                  1,021             (84)         (426)       511
Earnings projected to be recognized in future
periods                                              288              58          (131)       215

*includes tax restatement items that do not impact pre-tax earnings

The effect of the restatement on the Company's previously reported diluted earnings per share from continuing operations was a decrease of approximately $.20, $.10 and $.16 for 2001, 2000 and 1999, respectively, and an increase of $.10 in earnings per share for the six months ended June 30, 2002 and $.26 in earnings per share for the full year 2002.

Consignment Sales
-----------------

Historically, the Company recognized revenue for sales upon shipment of product to its customers. Under GAAP, revenue is recognized when substantially all the risks and rewards of ownership have transferred. In the case of sales made to wholesalers (1) as a result of incentives, (2) in excess of the wholesaler's ordinary course of business inventory level, (3) at a time when there was an understanding, agreement, course of dealing or consistent business practice that the Company would extend incentives based on levels of excess inventory in connection with future purchases and (4) at a time when such incentives would cover substantially all, and vary directly with, the wholesaler's cost of carrying inventory in excess of the wholesaler's ordinary course of business inventory level, substantially all the risks and rewards of ownership do not transfer upon shipment and, accordingly, such sales should be accounted for using the consignment model. The determination of when, if at all, sales to a wholesaler meet the foregoing criteria involves evaluation of a variety of factors and a number of complex judgments.

Under the consignment model, the Company does not recognize revenue upon shipment of product. Rather, upon shipment of product the Company invoices the wholesaler, records deferred revenue at gross invoice sales price and classifies the inventory held by the wholesalers as consignment inventory at the Company's cost of such inventory. The Company recognizes revenue (net of cash discounts, rebates, estimated sales allowances and accruals for returns) when the consignment inventory is no longer subject to incentive arrangements but not later than when such inventory is sold through to the wholesalers' customers, on a first-in first-out (FIFO) basis.

The Company has restated its previously issued financial statements to correct the timing of revenue recognition for certain previously recognized U.S. pharmaceuticals sales to Cardinal and McKesson, two of the largest wholesalers for the Company's U.S. pharmaceuticals business, that, based on the application of the criteria described above, were recorded in error at the time of shipment and should have been accounted for using the consignment model. The Company has determined that shipments of product to Cardinal and shipments of product to McKesson met the consignment model criteria set forth above as of July 1, 1999 and July 1, 2000, respectively, and, in each case, continuing through the end of 2001 and for some period thereafter. Accordingly, the consignment model was required to be applied to such shipments. Prior to those respective periods, the Company recognized sales to Cardinal and McKesson upon shipment of product. Although the Company generally views approximately one month of supply as a desirable level of wholesaler inventory on a going-forward basis and as a level of wholesaler inventory representative of an industry average, in applying the consignment model with respect to sales to Cardinal and McKesson, the Company defined inventory in excess of the wholesaler's ordinary course of business inventory level as inventory above two weeks and three weeks of supply, respectively, based on the levels of inventory that Cardinal and McKesson required to be used as the basis for negotiation of incentives granted.

As a result of this restatement adjustment, net sales were reduced by $1,015 million, $475 million and $409 million in 2001, 2000 and 1999, respectively. The corresponding reduction in earnings from continuing operations before income taxes was $721 million, $395 million and $315 million, respectively.

Separately from the above discussion, in March 2001, the Company entered into a distribution agreement with McKesson for provision of warehousing and order fulfillment services for the Company's Oncology Therapeutics Network (OTN), a specialty distributor of anti-cancer medicines and related products. The Company has restated its previously issued financial statements to account for these sales using the consignment model and to defer recognition of revenue until the products are sold by McKesson. The resulting reduction in net sales and earnings from continuing operations before minority interest and income taxes for the year ended December 31, 2001 was $81 million and $77 million, respectively.

The Company has determined that, although sales incentives were offered to other wholesalers and there was a buildup of inventories at such wholesalers, the consignment model criteria discussed above were not met. Accordingly, the Company recognized revenue when the products were shipped to these wholesalers. The Company estimates that the inventory of pharmaceutical products held by these other U.S. pharmaceuticals wholesalers in excess of approximately one month of supply in the case of the Company's exclusive products, approximately one and a half months of supply in the case of PLAVIX(R) and AVAPRO(R), which are marketed under the Company's alliance with Sanofi-Synthelabo, and approximately two months of supply in the case of the Company's non-exclusive products, was in the range of approximately $550 million to $750 million at December 31, 2001. The Company's estimate is based on the projected demand-based sales for such products, as well as the Company's analysis of third-party prescription information, including information obtained from certain wholesalers with respect to their inventory levels and sell-through to customers and third-party market research data, and the Company's internal information. The Company's estimate is subject to inherent limitations of estimates that rely on third-party data, as certain third-party information was itself in the form of estimates, and reflects other limitations.

As discussed above, in April 2002, the Company disclosed the substantial buildup of wholesaler inventories in its U.S. pharmaceuticals business, and developed and subsequently undertook a plan to work down in an orderly fashion these wholesaler inventory levels. To facilitate an orderly workdown, the Company's plan included continuing to offer sales incentives, at reduced levels, to certain wholesalers. With respect to McKesson and Cardinal, the Company entered into agreements for an orderly workdown that provide for these wholesalers to make specified levels of purchases and for the Company to offer specified levels of incentives through the workdown period.

The Company expects that the orderly workdown of inventories of its pharmaceutical products held by all U.S. pharmaceuticals wholesalers will be substantially completed at or before the end of 2003. The Company also expects that the consignment model criteria will no longer be met with respect to the Company's U.S. pharmaceuticals sales to Cardinal and McKesson (other than the above-mentioned sales related to OTN) at or before the end of 2003. At December 31, 2002, the Company's aggregate cost of pharmaceutical products held by Cardinal and McKesson that were accounted for using the consignment model (and, accordingly, were reflected as consignment inventory on the Company's consolidated balance sheet) was approximately $58 million. At December 31, 2002, the deferred revenue, recorded at gross invoice sales price, related to such inventory was approximately $470 million, including approximately $39 million related to OTN. The Company estimates, based on the data noted above, that the inventory of pharmaceutical products held by the other U.S. pharmaceuticals wholesalers in excess of approximately one month of supply in the case of the Company's exclusive products, approximately one and a half months of supply in the case of PLAVIX(R) and AVAPRO(R), which are marketed under the Company's alliance with Sanofi-Synthelabo, and approximately two months of supply in the case of the Company's non-exclusive products was in the range of approximately $100 million below this level of supply to $100 million in excess of this level of supply at December 31, 2002. This estimate is subject to inherent limitations noted above. The Company expects to account for certain pharmaceutical sales relating to OTN using the consignment model until the abovementioned agreement with McKesson expires in 2006.

The Company's financial results and prior period and quarterly comparisons are affected by the buildup and orderly workdown of wholesaler inventories, as well as the application of the consignment model to certain sales to certain wholesalers. For information on U.S. pharmaceuticals prescriber demand, please see Appendix 2, which sets forth tables comparing changes in net sales on a restated basis and the estimated total (both retail and mail order customers) prescription growth for certain of the Company's primary care pharmaceutical products.

Other Restatement Adjustments
-----------------------------

The restatement also corrects certain of the Company's accounting policies to conform to GAAP and certain other adjustments to correct errors made in the application of GAAP, including certain revisions of inappropriate accounting. A description of these revisions and adjustments appears in the notes to Appendix 1.

Impact of Restatement on 1999 - 2001
------------------------------------

The following table presents the effects of the revenue recognition and other restatement adjustments on net sales and net earnings from continuing operations for 1999 through 2001:

   (dollars in millions)                                Year Ended December 31,
                                                   2001          2000          1999
                                                 --------      --------      --------
   Net sales
   As previously reported                        $19,423       $18,216       $16,878
   -  Consignment sales                           (1,096)         (475)         (409)
   -  Other adjustments                             (340)         (203)           33
                                                 -------       -------       -------
   As restated                                   $17,987       $17,538       $16,502
                                                 =======       =======       =======
   Net earnings from Continuing Operations
   As previously reported                        $ 2,527       $ 4,096       $ 3,789
   -  Consignment sales                             (798)         (395)         (315)
   -  Other adjustments*                              67            44          (185)
   -  Tax impact of above adjustments                355           145           169
                                                 -------       -------       -------
   As restated                                   $ 2,151       $ 3,890       $ 3,458
                                                 =======       =======       =======

   *includes tax restatement items that do not impact pre-tax earnings

The effect of the aforementioned revenue recognition and other restatement adjustments on the Company's previously reported diluted earnings per share from continuing operations was a decrease of approximately $.20, $.10 and $.16 for 2001, 2000 and 1999, respectively, and an increase of $.10 in earnings per share for the six months ended June 30, 2002, and $.26 in earnings per share for the full year 2002.

In addition, certain of the restatement adjustments affected periods prior to 1999, and as a result, opening retained earnings for 1999 were reduced by approximately $578 million. Of that amount, approximately $429 million is due to a correction in the Company's accounting policy for dividends to conform to the GAAP requirement that the liability for declared dividends be recorded as of the declaration date rather than the record date, and has no impact on reported earnings per share.

Further information regarding the restatement adjustments is provided in Appendix 1.

Impact of Restatement on First Six Months of 2002
-------------------------------------------------

For the first six months of 2002, net sales were increased $653 million and net earnings from continuing operations were increased $201 million as a result of the aforementioned revenue recognition and other restatement adjustments. The effect of the restatement on the Company's previously reported diluted earnings per share from continuing operations was an increase of approximately $.10 for the first six months of 2002.

The following table presents the effects of the revenue recognition and other restatement adjustments on net sales and net earnings from continuing operations for the six months ended June 30, 2002:

   (dollars in millions)                                Six Months Ended
                                                         June 30, 2002
                                                        ----------------
   Net sales
   As previously reported                                         $8,135
   -  Consignment sales                                              533
   -  Other adjustments                                              120
                                                                  ------
   As restated                                                    $8,788
                                                                  ======

   Net earnings from Continuing Operations
   As previously reported                                         $1,025
   -  Consignment sales                                              401
   -  Other adjustments*                                              28
   -  Tax impact of above adjustments                               (228)
                                                                  ------
   As restated                                                    $1,226
                                                                  ======

         *includes tax restatement items that do not impact pre-tax earnings

Further information regarding the restatement adjustments is provided in Appendix 1. Information on U.S. pharmaceuticals prescriber demand is provided in Appendix 2.

In the opinion of management, all material adjustments necessary to correct the previously issued financial statements have been recorded, and the Company does not expect any further restatement. As previously disclosed, however, the Securities and Exchange Commission and the U.S. Attorney's Office for the District of New Jersey are investigating certain financial reporting practices of the Company. The Company cannot reasonably assess the final outcome of these investigations at this time. The Company is continuing to cooperate with both of these investigations. The Company's own investigation is also continuing.

THIRD QUARTER 2002 RESULTS

As a result of the restatement, the Company delayed issuing its financial statements for the third quarter. In its October 24, 2002 press release announcing the restatement, the Company included unaudited non-GAAP third quarter results prior to giving effect to the restatement. The reported third quarter results set forth herein differ from the previously announced non-GAAP pre-restatement results due to the effects of the prior period restatement adjustments.

The Company's third quarter results also differ from the previously announced non-GAAP pre-restatement results due to changes in certain accounting estimates relating to recorded assets and liabilities and certain subsequent events. Most of this impact relates to subsequent events, which the Company announced on January 7, 2003, concerning proposed settlement of substantially all antitrust litigation surrounding BUSPAR(R) and TAXOL. In connection with these proposed settlement developments, in the third quarter the Company accrued $410 million on a pre-tax basis for the BUSPAR(R) settlements and $135 million on a pre-tax basis for the TAXOL settlements. Income tax expense for the quarter was favorably impacted by $235 million in connection with the settlement of a tax audit and settlement of tax litigation.

The previously announced non-GAAP pre-restatement results and the reported results for the third quarter are presented in the following table:



                                                 Three Months Ended
                                                 September 30, 2002
   (dollars in millions)                    --------------------------------

                                            As Previously           As
                                               Announced         Reported
                                            --------------    --------------

   Net sales                                    $4,171            $4,537
   Net earnings from Continuing Operations         245               291
   Diluted Earnings per Share from
        Continuing Operations                     $.13              $.15


The following paragraphs discuss the Company's third quarter results after the restatement.

Net sales for the third quarter were level at $4,537 million compared to $4,500 million in 2001. These level sales resulted from a 1% increase in volume, a 2% increase due to foreign exchange rate fluctuations and a 2% decrease due to changes in selling prices. Net sales for the quarter include approximately $394 million of net sales related to the DuPont Pharmaceuticals acquisition, which was completed in the fourth quarter of 2001. Approximately $313 million of net sales that prior to the restatement had been recognized in prior periods was recognized in the three months ended September 30, 2002.

For the quarter, as reported, earnings from continuing operations before minority interest and income taxes decreased to $115 million from $1,603 million in 2001, net earnings from continuing operations decreased to $291 million compared to $1,205 million in 2001, basic earnings per share from continuing operations decreased to $.15 from $.62 in 2001 and diluted earnings per share from continuing operations decreased to $.15 from $.61 in 2001.

During the third quarter of 2002, the Company recognized certain items that affected continuing operations, including a pre-tax litigation charge of $569 million, primarily related to BUSPAR(R) and TAXOL proposed settlements; an increase to earnings of $235 million due to the settlement of certain prior year tax matters and the determination by us as to the expected settlement of ongoing tax litigation; a pre-tax asset impairment charge of $379 million for the write-down of its investment in ImClone; a pre-tax restructuring charge of $79 million related to workforce reductions and facility closures in the Company's Pharmaceutical Research Institute, partially offset by an adjustment to prior restructuring reserves of $90 million due to lower than anticipated separation and other exit payments and the cancellation of facility closures, primarily in the manufacturing network. In addition, the Company recorded, in discontinued operations, an adjustment of $41 million to the net gain on the sale of Clairol primarily as a result of lower than expected tax indemnification and separation payments related to the disposal of Clairol and a $10 million legal settlement charge.

The effective income tax rate on earnings from continuing operations before minority interest and income taxes was a tax benefit of (177.4%) compared with a tax provision of 22.0% in 2001. The negative effective income tax rate in 2002 from continuing operations is due to lower pre-tax income in the U.S. primarily as a result of the litigation and asset impairment charges recorded in the third quarter of 2002, and an income tax benefit of $235 million due to the settlement of certain prior year tax matters and the determination by us as to the expected settlement of ongoing tax litigation.

Third Quarter Sales
-------------------

The Company's financial results and prior period and quarterly comparisons are affected by the buildup and orderly workdown of wholesaler inventories, as well as the application of the consignment model to certain sales to certain wholesalers. For information on U.S. pharmaceuticals prescriber demand, please see Appendix 2, which sets forth tables comparing changes in net sales on a restated basis and the estimated total (both retail and mail order customers) prescription growth for certain of the Company's primary care pharmaceutical products.

- U.S. pharmaceutical sales decreased 11% to $2.3 billion in 2002 from $2.6 billion in 2001 due to wholesaler inventory workdown and generic competition in the U.S. for GLUCOPHAGE(R)IR, TAXOL and BUSPAR(R).

- Total estimated U.S. prescription demand increased substantially for key brands, including PLAVIX(R) 34%, AVAPRO(R) 15%,VIDEX(R) 7%, SUSTIVA(R) 13%, GLUCOPHAGE(R) XR 46% and GLUCOVANCE(R) 35%.

- International pharmaceutical sales increased 15% to $1.4 billion from $1.2 billion in 2001. Sales in Europe increased 22% (foreign exchange had an 11% favorable impact) primarily due to strong sales of PRAVACHOL(R) across the region and strong performance of new products from the DuPont acquisition. Japan realized sales growth of 19% led by growth in TAXOL sales. Sales in Canada increased 34% as a result of strong performance of new products from the DuPont acquisition and PLAVIX(R).

- Worldwide sales of PRAVACHOL(R), a cholesterol-lowering agent, increased 19% to $677 million.

- Sales of PLAVIX(R), a platelet aggregation inhibitor, increased 18% to $442 million. Sales of AVAPRO(R) increased 3% to $123 million. AVAPRO(R) and PLAVIX(R) are cardiovascular products that were launched from the alliance between Bristol-Myers Squibb and Sanofi-Synthelabo.

- In aggregate, worldwide pharmaceuticals sales decreased 2% (foreign exchange had a 2% negative impact), primarily due to wholesaler inventory workdown and exclusivity losses in the U.S.

- Nutritional sales of $445 million remained at prior year levels, as U.S. sales decreased 6% and international sales increased 8% (foreign exchange had a 1% negative impact). Mead Johnson continues to be the leader in the U.S. infant formula market. ENFAMIL(R), the Company's largest-selling infant formula, recorded sales of $196 million, an increase of 5% from the prior year largely due to the introduction of ENFAMIL(R) LIPIL in the first quarter of 2002.

- ConvaTec sales increased 7% to $187 million (foreign exchange had a 5% favorable impact). Sales of ostomy products increased 3% (foreign exchange had a 5% favorable impact) to $114 million, while sales of modern wound care products increased 13% (foreign exchange had a 5% favorable impact) to $70 million.

FULL-YEAR 2002 RESULTS

The Company reported that full-year 2002 net sales increased to $18.1 billion from $18.0 billion in 2001. Domestic sales decreased 3%, while international sales increased 8%. The international sales increase was driven by strong performance of PRAVACHOL(R) in Europe and TAXOL in Japan. The decline in domestic sales is primarily attributable to generic competition in the U.S. for GLUCOPHAGE(R) IR, TAXOL and BUSPAR(R). Net sales for these three products were $369 million in 2002 as compared to $2,544 million in 2001. Net sales from the DuPont Pharmaceuticals acquisition, which was completed in October 2001, contributed approximately $1,540 million in 2002 as compared to $331 million in 2001. As a result of the restatement for consignment sales, approximately $2.0 billion of net sales was reversed from the period 1999 to 2001 and $1.4 billion was recognized in 2002.

The Company's financial results and prior period and quarterly comparisons are affected by the buildup and orderly workdown of wholesaler inventories, as well as the application of the consignment model to certain sales to certain wholesalers.

Earnings from continuing operations declined to $1,862 million or $.96 per diluted share from $2,151 million or $1.09 per diluted share, in 2001.

In 2002 and 2001, the Company recorded several items that affect comparability of the results. In 2002, the Company recorded a pre-tax litigation charge of $659 million, primarily related to BUSPAR(R) and TAXOL proposed settlements; a pre-tax asset impairment charge of $403 million, primarily for the write-down of its investment in ImClone; an increase to earnings of $235 million due to the settlement of certain prior year tax matters and the determination by us as to the expected settlement of ongoing tax litigation; and a pre-tax in-process research and development charge of $160 million related to the revised agreement with ImClone. In 2001, the Company recorded $2,772 million of acquired in-process research and development, $583 million of restructuring and other items and a gain on sale of business/product lines of $475 million.

For the full-year on a continuing operations basis, net sales increased 1% (foreign exchange had no impact) to $18.1 billion. For the full-year, earnings from continuing operations before minority interest and income taxes increased 19% to $2,647 million from $2,218 million in 2001. Net earnings from continuing operations decreased 13% to $1,862 million compared to $2,151 million in 2001. The effective tax rate increased to 23.1% in 2002 from a tax rate benefit of 1.6% in 2001. Basic earnings per share from continuing operations decreased 13% to $.97 from $1.11 in the prior year and diluted earnings per share decreased 12% to $.96 from $1.09. Basic and diluted average shares outstanding for the year were 1,936 million and 1,942 million, respectively, compared to 1,940 million and 1,965 million, respectively, in 2001.

Net earnings of $1,895 million in 2002 compares to $4,942 million in 2001 and diluted earnings per share of $.98 for the full-year 2002 compares to $2.51 in 2001. The results for 2001 include a net gain of $2,565 million related to the sale of Clairol and $226 million of net earnings related to discontinued operations of Zimmer and Clairol.

Annual Sales Results
--------------------

WORLDWIDE PHARMACEUTICAL SALES DECREASED 2% FOR THE YEAR TO $14.7 BILLION

- U.S. pharmaceutical sales decreased 7% to $9.2 billion and international pharmaceutical sales increased 9% (foreign exchange had a 1% favorable impact) to $5.5 billion, resulting in a worldwide pharmaceuticals sales decrease of 2% (with foreign exchange having no impact) to $14.7 billion.

- Worldwide sales of PRAVACHOL(R), a cholesterol-lowering agent and the Company's largest selling product, increased 8% to $2,266 million. In January 2002, the FDA approved an 80 milligram version of PRAVACHOL(R). In October 2002, an additional six-month period of exclusivity was granted to PRAVACHOL(R) following the submission of reports on completed pediatric studies. In addition, the Food and Drug Administration (FDA) approved a new indication for use in treating pediatric patients with heterozygous familial hypercholesterolemia based on these studies.

- The entire GLUCOPHAGE(R) franchise sales decreased 67% to $778 million. GLUCOPHAGE(R) IR sales decreased 88% to $220 million, while
     GLUCOVANCE(R), and GLUCOPHAGE(R) XR Extended Release tablets had sales of $246 million and $297 million, respectively.

- Sales of PLAVIX(R), a platelet aggregation inhibitor, had excellent growth, increasing 61% to $1,890 million. Sales of AVAPRO(R), an angiotensin II receptor blocker for the treatment of hypertension, increased 20% to $586 million. AVAPRO(R) and PLAVIX(R) are cardiovascular products that were launched from the alliance between Bristol-Myers Squibb and Sanofi-Synthelabo.

- Sales of TAXOL the Company's leading anti-cancer agent, decreased 23% to $857 million. International sales increased 11% (foreign exchange had a 1% favorable impact) to $719 million, led by strong sales growth in Japan, while domestic sales decreased 70% to $138 million, due to generic competition.

- Sales of SERZONE(R), a novel anti-depressant, decreased 34% to $221 million.

- Sales of BUSPAR(R), an anti-anxiety agent, decreased 82% to $53 million, due to generic competition.

- Sales of TEQUIN(R), a quinolone antibiotic, decreased from $250 million in 2001 to $184 million in 2002.

- Sales of VIDEX(R), an anti-retroviral agent, increased 9% to $262 million.

- Sales of Oncology Therapeutics Network, a specialty distributor of anti-cancer medicines and related products, reached $1,900 million, an increase of 33% over the prior year.

- Nutritional sales of $1,828 million remained at prior year levels (foreign exchange had a 1% favorable impact), as international sales increased 9% (foreign exchange had a 2% negative impact) and U.S. sales decreased 7%. Mead Johnson continues to be the leader in the U.S. infant formula market. ENFAMIL(R), the Company's largest-selling infant formula, recorded sales of $750 million, flat with prior years levels. Sales of BOOST(R) increased 4% to $121 million.

- ConvaTec sales increased 5% (foreign exchange had a 1% favorable impact) to $744 million. Sales of ostomy products increased 3% (foreign exchange had a 1% favorable impact) to $459 million, while sales of modern wound care products increased 11% (foreign exchange had a 1% favorable impact) to $276 million.

RECENT REGULATORY DEVELOPMENTS

In February 2003    We submitted a Supplemental New Drug Application to the
                    FDA for the long-term treatment of schizophrenia for ABILIFY(TM).

In December 2002    We announced the results of a federally-funded study
                    published in the Journal of the American Medical
                    Association that showed that the addition of Cardiolite, a noninvasive heart imaging test, to conventional evaluation techniques can help doctors in the emergency room distinguish between those patients that are having a heart attack and those who are not.

                    We submitted a New Drug Application (NDA) to the FDA for Atazanavir (currently in Phase III), an investigational protease inhibitor under development for the treatment of HIV/AIDS in combination with other antiretroviral agents.

In November 2002    We announced that the FDA approved ABILIFY(TM)
                    (aripiprazole), a new antipsychotic medication indicated for the treatment of schizophrenia. BMS and Otsuka America
                    Pharmaceutical Inc. will jointly market Abilify in the U.S.

                    We announced the results of the CREDO (Clopidogrel for Reduction of Events During Observation) study demonstrated that patients who undergo a percutaneous coronary intervention (PCI), such as angioplasty can significantly reduce the risk of death, heart attack and stroke by continuing treatment long-term (one-year) with PLAVIX(R)/Iscover and aspirin.

In October 2002     We announced that the FDA approved a new indication for
                    PRAVACHOL(R)(pravastatin sodium) for use in treating pediatric patients with heterozygous familial hypercholesterolemia (HeFH). Additionally, we were granted a six-month exclusivity extension for PRAVACHOL(R)through
                    April 2006, for conducting clinical studies for this indication.

                    We announced that the FDA approved METAGLIP(TM) (glipizide and metformin HCI Tablets) for use, along with diet and exercise, as initial drug therapy for people with type 2 diabetes whose hyperglycemia cannot be satisfactorily managed with diet and exercise alone and for use as second-line therapy in type 2 diabetes when diet, exercise, and initial treatment with sulfonylurea or metformin do not result in adequate glycemic control.

                    We received an action letter from the FDA pertaining to a New Drug Application (NDA) for VANLEV(R) (omapatrilat). The FDA letter specifies additional actions, including at least one additional clinical trial, that must be taken by us before the FDA can consider approval of the compound. We are evaluating our options with VANLEV(R) in light of this approvable letter.

                    We announced that the FDA approved a new indication for GLUCOVANCE(R) (Glyburide and Metformin HCI Tablets) a widely-prescribed oral antidiabetic agent. The new indication provides physicians with yet another GLUCOVANCE(R) therapy option by offering the flexibility of adding a thiazolidinedione (TZD) when patients require additional blood sugar control.

In September 2002   We and Sanofi-Synthelabo announced that the FDA approved
                    AVAPRO(R) (irbesartan) for a new indication: the treatment of diabetic nephropathy (kidney disease) in people who have hypertension and type 2 diabetes.

                    We and Otsuka Pharmaceutical Company, Ltd. received an approvable letter from the FDA for ABILIFY(R)
                    (aripiprazole), an investigational treatment for schizophrenia. Final approval of ABILIFY(R)is contingent upon the successful completion of ongoing discussions with the FDA.

                    The European Commission granted approval of PLAVIX(R) (clopidogrel) in combination with aspirin for the new indication of prevention of atherothrombotic events in patients suffering from non-ST segment elevation acute coronary syndrome (ACS) - unstable angina or mild heart attack (non-Q-wave myocardial infarction).


In October 2002, we announced setting new priorities to ensure that we can fully realize the value of our research and development pipeline. The new priorities include rebalancing drug discovery and development to increase support for our full late-stage development pipeline. They also include devoting greater resources to ensuring successful near-term product launches and increasing our efforts on in-licensing opportunities. As part of this effort, we took a pre-tax charge of $79 million in the three months ended September 30, 2002, to streamline our drug discovery processes, including consolidation of several research facilities.

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the Company's financial position, results of operations market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, changes to wholesaler inventory levels, governmental regulations and legislation, patent positions, litigation, the audit of restated financial statements and the impact and result of any litigation or governmental investigations related to the financial statement restatement process. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive regulatory approvals, or that they will prove to be commercially successful. For further details and a discussion of these and other risks and uncertainties, see the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

A conference call will be held today at 8 a.m. (EDT). Financial information will be reviewed and company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://www.bms.com/ir or by dialing 913-981-5510. A replay of the call will be available on March 10 beginning at 11:30 a.m. through 8 p.m. on March 31. You may access the replay at http://www.bms.com/ir or by dialing 402-280-9013.


GLUCOPHAGE(R) and GLUCOVANCE(R) are registered trademarks of Merck Sante S.A.S., an associate of Merck KGaA of Drumstadt, Germany licensed to Bristol-Myers Squibb Company.

AVAPRO(R) and PLAVIX(R) are trademarks of Sanofi-Synthelabo.

                         BRISTOL-MYERS SQUIBB COMPANY
                                  APPENDIX 1



RESTATEMENT ADJUSTMENTS

The following table presents the effects of the revenue recognition and other restatement adjustments on net sales:

Increase (decrease) to net sales:           Six Months
(dollars in millions)                         Ended
                                             June 30,              Year Ended December 31,
                                         ----------------   --------------------------------------
                                              2002              2001         2000         1999
                                              ----              ----         ----         ----

Net sales, as previously reported            $8,135           $19,423       $18,216      $16,878
                                             ------           -------       -------      -------
Revenue recognition:
      Consignment sales (1)                     533            (1,096)         (475)        (409)
      Sales returns (2)                           0               (28)          (47)          (5)
      Sales rebate accruals (3 and 4)           206               (86)            1           38
      EITF 01-9 reclassification (5)            (86)             (152)         (157)           0
      Restructuring and other items (10)          0               (74)            0            0
                                             ------           -------       -------      -------
Increase (decrease) in net sales                653           (1,436)          (678)        (376)
                                             ------           -------       -------      ------
Net sales, as restated                       $8,788           $17,987       $17,538      $16,502
                                             ======           =======       =======      =======

                         BRISTOL-MYERS SQUIBB COMPANY
                                  APPENDIX 1


The following table presents the effects of the restatement adjustments on net earnings from continuing operations before income taxes and on net earnings and gain on disposal of discontinued operations.



                                                                   Six Months
                                                                     Ended
                                                                    June 30,            Year Ended December 31,
                                                                 --------------   --------------------------------------
                                                                      2002           2001         2000          1999
                                                                      ----           ----         ----          ----
Net Earnings from Continuing Operations, as previously reported     $1,025         $2,527       $4,096        $3,789
    Consignment sales (1)                                              401           (798)        (395)         (315)
Other Revenue recognition items and other adjustments:
    Sales returns (2)                                                    0            (28)         (47)           (5)
    Sales rebate accruals (3 and 4)                                    203            (85)           2            37
    Capitalized research and development payments (6)                   18             25           24          (138)
    Irbesartan transaction (7)                                         (62)           (31)           0             0
    Acquisition liabilities (8)                                          0             (7)           0           (36)
    Divestiture liabilities (9)                                        (42)           (56)          (4)           10
    Restructuring and other items (10)                                  (5)            81           25             0
    Litigation accrual adjustment (11)                                  35            (35)           0             0
    Income taxes (12)                                                  (63)           200           32           (53)
    Other restatement items (13)                                       (56)             3           12             0
                                                                    ------         ------       ------        ------
        Sub-total *                                                     28             67           44          (185)

Tax impact of above adjustments                                       (228)           355          145           169

Increase (decrease)                                                    201           (376)        (206)         (331)

Net Earnings from continuing operations, as restated                $1,226         $2,151       $3,890        $3,458
                                                                    ======         ======       ======        ======

Net earnings and gain on disposal from discontinued operations,
as previously reported                                                  $0         $2,718         $615          $378
    Divestiture liabilities                                             15             73           26             0
                                                                    ------         ------       ------        ------
Net earnings and gain on disposal from discontinued operations,
as restated                                                            $15         $2,791         $641          $378
                                                                    ======         ======       ======        ======


* includes tax restatement items that do not impact pretax earnings

                         BRISTOL-MYERS SQUIBB COMPANY
                                  APPENDIX 1


The following table presents the impact of the restatement adjustments on Stockholders' Equity as of January 1, 1999:

Increase (decrease) in Stockholders' Equity (in millions):

Stockholders' Equity--January 1, 1999, as previously reported       $7,576
     Sales returns (2)                                                 (68)
     Sales rebate accruals (3 and 4)                                   (59)
     Capitalized research and development payments (6)                 (46)
     Acquisition liabilities (8)                                        31
     Divestiture liabilities (9)                                        28
     Other restatement items (13)                                      (24)
     Income taxes (12)                                                 (11)
     Dividend accrual  (14)                                           (429)
                                                                    ------
Decrease in Stockholders' Equity                                      (578)
                                                                    ------
Stockholders' Equity--January 1, 1999, as restated                  $6,998
                                                                    ======

Set forth below is an explanation of the restatement adjustments included in the restatement of the previously issued financial statements, each of which is an "error" within the meaning of Accounting Principles Board Opinion No. 20, Accounting Changes.

(1) Historically, the Company recognized revenue upon shipment of product. The Company restated its previously issued financial statements to correct the timing of revenue recognition for certain previously recognized U.S. pharmaceuticals sales to Cardinal and McKesson that, based on the application of the consignment model criteria described above, were recorded in error at the time of shipment and should have been accounted for using the consignment model. In total, approximately $2.0 billion of shipments recognized in error in the period 1999 through 2001 has been reversed in the restatement of previously issued financial statements. Of this amount, approximately $1.4 billion was recognized in 2002 and approximately $425 million is projected to be recognized in 2003.

     In March 2001, the Company entered into a distribution agreement with McKesson for provision of warehousing and order fulfillment services for the Company's Oncology Therapeutics Network (OTN), a specialty distributor of anti-cancer medicines and related products. Under the terms of the agreement, McKesson purchases oncology products to service OTN's fulfillment needs from a number of vendors, including the Company. Subsequent to shipment of product to McKesson, the Company has a significant continuing involvement in the transaction, including marketing the product to the end-user, invoicing the customer and collecting receivables from the customer on behalf of McKesson. In addition, OTN keeps all the credit risk and is responsible for shipping costs to the customer. Prior to the restatement, the Company recorded in error sales under this agreement upon shipment of product to McKesson. The Company has restated its previously issued financial statements to account for these sales using the consignment model and to defer recognition of revenue until the products are sold by McKesson.

(2) Historically, the Company recorded returns based on actual product returns during the period. Although such accounting policy was not in accordance with GAAP and, accordingly, was an error, the Company believed that the amount of such error was not material as over time the level of returns has been consistently low on an absolute dollar basis and the Company's practice has historically approximated the accrual method of accounting in all material respects. As part of the restatement, the Company adopted the accrual method of accounting for returns to conform to GAAP.

(3) The Company restated its Medicaid and prime vendor rebate liabilities for its U.S. pharmaceuticals business to correct an error in the determination of the accrual. An important component of determining the required accrual is an estimate of the amount of inventory at the wholesalers which has not sold through and upon which the Company expects to pay a rebate. As the Company experienced a substantial buildup of wholesaler inventories in its U.S. pharmaceuticals business over several years, primarily in 2000 and 2001, the accrual did not fully reflect the growth of such inventory levels. In the first quarter of 2002, the Company determined that the estimated Medicaid and prime vendor sales rebate accrual balance for its U.S. pharmaceuticals business was understated and recorded a one-time adjustment to its accrual that resulted in a decrease in sales and earnings of approximately $290 million and $262 million, respectively. As part of the restatement, the Company correctly

                         BRISTOL-MYERS SQUIBB COMPANY
                                  APPENDIX 1


     considered inventory at the wholesalers and reversed the previously recorded first quarter 2002 one-time adjustment. The restatement is also attributable in part to the impact of the consignment sales adjustment, as the deferral of certain previously recognized sales resulted in a deferral of recording of the related rebates.

(4) The Company recorded a restatement adjustment to correct an error in its methodology for establishing managed healthcare sales rebate accruals to accrue an estimate for rebates at the time of sale, rather than accruing ratably over the period during which the managed health care entities perform their obligations under the agreements providing for rebates. As with Medicaid and prime vendor rebates discussed above, the estimated amount of inventory at the wholesalers which has not sold through and upon which the Company expects to pay a rebate is an important component of determining the required accrual. Previously, the impact of the excess inventory held by wholesalers erroneously was not considered in the determination of the accrual.

(5) The Company adopted EITF 01-9, which it originally began to apply in the third quarter of 2002, as of January 1, 2002. This restatement adjustment resulted in a reclassification of costs previously included in advertising and promotion expense to reduce sales. The effect of EITF 01-9 was not material to the first and second quarters of 2002.

(6) Prior to the Company's investment in ImClone in the fourth quarter of 2001, the Company's accounting policy for payments related to the acquisition or license of patent rights was to capitalize such payments regardless of whether the underlying asset had received marketing approval from the FDA or other regulatory agencies. The Company's prior accounting policy was based on the principle that payments made to acquire or license products should be capitalized and amortized over the period that the Company expected it would benefit from the revenue stream associated with the underlying product or over the research and development term, depending on the arrangement. These capitalized payments were subsequently amortized to earnings using a straight-line method over the term of the agreement or expected life of the underlying product. This policy was not in accordance with GAAP and, accordingly, was an error. GAAP requires that incurred costs related to the acquisition or licensing of products that have not yet received regulatory approval to be marketed, and that have no alternative future use, be charged to earnings. As part of the restatement, the Company corrected its accounting policy for payments related to the acquisition or license of patent rights to conform to GAAP.

(7) In the fourth quarter of 2001, the Company and Sanofi-Synthelabo (Sanofi) modified their existing codevelopment arrangement for Irbesartan (AVAPRO(R)) to form an alliance to which the Company contributed the Irbesartan intellectual property and in which the Company owns a 50.1% interest and Sanofi owns a 49.9% interest, with profits being shared in proportion to their ownership interest. Sanofi agreed to pay the Company $200 million and $150 million in the fourth quarters of 2001 and 2002, respectively. The Company accounts for this transaction as a sale of an interest in a license and defers and amortizes the $350 million payment into income over the expected useful life of the license. The Company's previous accounting was based on a determination that the useful life of the license was through 2003 due to the anticipated FDA approval of a competing product. The Company has reviewed the accounting for this transaction and has determined that the previous amortization based on the anticipated approval of a competing product was not in accordance with GAAP and, accordingly, was an error because the approval of the competing product had not been received. As part of the restatement, the Company corrected this error and is now amortizing the $350 million payment over the remaining patent life, which is approximately eleven years.

(8) The Company recorded certain liabilities for contingencies identified at the date of acquisition in connection with acquisitions during the period 1997 through 2001. In subsequent periods, substantial portions of these liabilities were determined to be in excess and reversed into other income, except for amounts related to the DuPont acquisition which were reversed to goodwill. Based on its investigation of accounting practices in certain areas that involve significant judgments, the Company has determined that certain portions of these liabilities were established inappropriately, as there does not appear to have been any related quantifiable or specific category of liability supporting the establishment of such portions of these liabilities and that such amounts were ultimately inappropriately reversed. In the restatement, the Company adjusted goodwill and the liabilities at the dates of acquisition and reversed the amounts inappropriately recognized in other income in subsequent periods.

     In addition, the Company recorded in error $67 million of acquisition costs in paid-in capital in connection with its 1998 acquisition of Redmond Products, Inc. that was accounted for using the pooling-of-interests accounting method. The Company has determined that classification of these costs in paid-in capital was in error. Of this amount, $42 million was charged to other expense in 1998, resulting in a decrease to opening retained earnings as of January 1, 1999. Based on its investigation of accounting practices in certain areas that involve significant judgments, the Company has determined that the remaining $25 million was established inappropriately, as there does not appear to have been any related quantifiable

                         BRISTOL-MYERS SQUIBB COMPANY
                                  APPENDIX 1


     or specific category of liability supporting the establishment of such amount, and the $25 million was restated as described above.

(9) In connection with divestiture transactions consummated during the period 1997 through 2001, the Company recorded certain liabilities for contingencies identified at the date of divestiture. In subsequent periods, substantial portions of these liabilities were determined to be in excess and reversed into other income. Based on its investigation of its accounting practices in certain areas that involve significant judgments, the Company has now determined that certain portions of these liabilities were established inappropriately, as there does not appear to have been any related quantifiable or specific category of liability supporting the establishment of such portions of these liabilities and that such amounts were ultimately inappropriately reversed. Accordingly, the Company eliminated the amounts inappropriately recognized in other income in subsequent periods and increased the gain on sale in the periods of the related divestiture by an equal amount. In addition, the Company has determined that certain liabilities were inappropriately established as a reduction of equity in connection with the spin-off of Zimmer. Accordingly, the Company has reversed the establishment of these liabilities.

(10) During the period 1997 through 2001, the Company recorded restructuring and asset write-down charges in connection with the decision to exit certain activities and to streamline operations. Based on its investigation of its accounting practices in certain areas that involve significant judgments, the Company has now determined that certain charges were established in error, including some that were inappropriately established or classified as "provision for restructuring and other items" in the statement of earnings.

     In 2001, $22 million of liabilities were established as restructuring expense in error, and $65 million of liabilities were inappropriately established in error for asset write-downs and restructuring expenses, primarily for manufacturing facility closures to which management had not yet committed. In addition, two operating items for a total of $39 million were inappropriately classified in error as restructuring expenses, of which $6 million related to discontinued operations. In 2000, $26 million of costs were inappropriately established in error as restructuring expense. With respect to certain of the operating items established as restructuring expenses, the error had not been previously corrected because the amount of such error was not material to the Company's consolidated financial statements.

     The Company also determined that $23 million of restructuring charges in 2001 related to the closure of a research facility were classified in error as research and development expense. In addition, the Company reclassified certain write-offs of inventory made in connection with the restructuring actions in 2001 and 2000 of $58 million and $40 million, respectively, from restructuring expense to cost of products sold.

     During 2001, the Company recorded in error the write-off of certain receivables of exited product lines of approximately $74 million to restructuring and other non-recurring charges. The Company recorded a restatement adjustment to properly record the write-off of these receivables as a reduction to net sales.

(11) On Sunday, March 31, 2002, the Company entered into a binding letter agreement with Watson Pharmaceuticals, Inc. to settle a lawsuit relating to BUSPAR(R). Under GAAP, the $35 million charge incurred under the letter agreement should have been accrued in the fourth quarter of 2001, as the letter agreement was entered into prior to the issuance of the 2001 consolidated financial statements, which were filed on April 1, 2002. The Company erroneously accrued the $35 million charge in the first quarter of 2002. As part of the restatement, the Company corrected this error by recognizing this charge in the fourth quarter of 2001.

(12) Under SFAS No. 109, no impact should be recorded on intercompany sales of inventory until the related product is ultimately sold to an unrelated third party. For intercompany sales between consolidated subsidiaries located in different tax jurisdictions, current tax expense is recognized in the country of sale, and a corresponding offsetting deferred tax expense is recognized to offset this tax until the product is sold to an unrelated third party. As part of the restatement, the Company recorded an adjustment to correct an erroneous calculation of a deferred tax asset related to intercompany profit in inventory and intercompany royalties. The computation of the deferred tax asset for intercompany profit in inventory was also impacted by the consignment sales restatement discussed previously.

                         BRISTOL-MYERS SQUIBB COMPANY
                                  APPENDIX 1


     In the fourth quarter of 2001, the Company erroneously reduced the deferred tax benefit related to acquired in-process research and development due to an inappropriate conclusion regarding the realization of the related deferred tax assets. The Company erroneously determined that the deferred tax asset associated with the purchase price premium paid on its tender offer for ImClone stock should not be recorded due to the uncertainty of realization. The Company has restated the deferred tax asset in the fourth quarter of 2001 by recognizing a deferred tax benefit of $66 million. Additionally, during 2001, the Company recognized excess liabilities related to income tax contingencies due to an error in determining interest relating to recorded tax liabilities resulting from the use of an incorrect interest rate. As part of the restatement, the Company has therefore restated income taxes payable at December 31, 2001, by recognizing a current benefit of $33 million.

     To reflect the tax impact of the pre-tax restatement adjustments, the Company adjusted the income tax expense for each restated annual period.

(13) In the first quarter of 1998, the Company entered into a like-kind exchange agreement with respect to certain of its aircraft and erroneously recognized a gain of $39 million at that time, recognizing the excess of the proceeds received upon trade-in over the recorded net book value as a gain rather than as a reduction of the basis of the new aircraft. As part of the restatement, the Company corrected this error, which resulted in a decrease of $24 million to opening retained earnings as of January 1, 1999 to give effect to amounts affecting prior periods and to reflect a reduction in the book value of the aircraft acquired by $39 million.

     Under the revised agreement with ImClone, the Company agreed to pay ImClone a $200 million milestone payment, of which $140 million was paid upon signing of the revised agreement in March 2002 and $60 million was payable on the one year anniversary of signing. With respect to the $140 million paid in March 2002, the Company expensed $112 million (or 80%) as acquired in-process research and development and recorded $28 million (or 19.9%) as an additional equity investment to eliminate the income statement effect of the portion of the milestone payment for which it has an economic claim through its 19.9% ownership interest in ImClone. The Company has now determined that the $60 million portion of the milestone payment that was payable on the one year anniversary of signing the revised agreement should have been accrued for in March 2002. Accordingly, the Company has corrected this error by restating its first quarter of 2002 acquired in-process research and development charge to expense $48 million (or 80%) of such portion of the milestone payment and recorded $12 million or (19.9%) of such portion of the milestone payment as an additional equity investment. This additional equity investment was written-off as part of the Company's ImClone impairment charge recorded in the third quarter of 2002.

     In addition, the Company determined that a portion of its accrued liability for employee medical benefits was inappropriately reversed. Accordingly, the Company corrected this error.

(14) Historically, the Company recognized a liability for declared dividends as of the record date, which typically was approximately two weeks after the declaration date. This accounting policy was not in accordance with GAAP and, accordingly, was an error because declaration of a lawful dividend creates, under the laws of the State of the Company's incorporation, an obligation on the part of the corporation as of the declaration date and requires recognition of a dividend accrual as of such date. As part of the restatement, the Company corrected its accounting policy to record a liability for dividends as of the declaration date.

                         BRISTOL-MYERS SQUIBB COMPANY
                                  APPENDIX 1


The following tables present the impact of the restatement adjustments on the Company's previously reported 2002, 2001, 2000 and 1999 results:

                                          Six Months Ended                                        Year Ended December 31,
                                         ------------------- ------------------------ ----------------------------------------------
                                              June 30,
                                                2002                  2001                     2000                     1999
                                         ------------------- ------------------------ ---------------------- -----------------------
(dollars in millions, except per             As                  As                       As                     As
share data)                              Previously    As    Previously     As        Previously     As      Previously     As
Statement of operations:                  Reported  Restated  Reported   Restated(**)  Reported  Restated(**) Reported  Restated(**)
                                          --------  -------- ---------- -------------  --------  ------------ --------  ------------

Net sales                                   $8,135    $8,788    $19,423     $17,987     $18,216     $17,538    $16,878      $16,502

Cost of products sold                        2,787     2,968      5,575       5,453       4,759       4,730      4,542        4,458
Marketing, selling, and administrative       1,837     1,849      3,903       3,894       3,860       3,852      3,789        3,789
Advertising and product promotion              678       604      1,433       1,299       1,672       1,526      1,549        1,549
Research and development                     1,048     1,029      2,259       2,183       1,939       1,878      1,759        1,705
Acquired in-process research and
development                                    112       160      2,744       2,772           0          38          0          193
Provision for restructuring and other
items                                          125        91        781         583         508         443          0            0
Gain on sale of businesses/product lines       (30)      (30)      (392)       (475)       (160)       (216)         0          (50)
Other (Income)/Expense                         159       165       (97)          60           2          40        (7)           68
                                               ---       ---       ----          --           -          --        ---           --
                                             6,716     6,836     16,206      15,769      12,580      12,291     11,632       11,712
Earnings from Continuing Operations
Before Minority Interest and Income
Taxes                                        1,419     1,952      3,217       2,218       5,636       5,247      5,246        4,790
Provision for income taxes                     331       637        546         (35)      1,440       1,260      1,402        1,283
Minority Interest net of taxes (*)              63        89        144         102         100          97         55           49
Earnings from Continuing Operations          1,025     1,226      2,527       2,151       4,096       3,890      3,789        3,458

Discontinued Operations:
Net earnings                                     0         0        226         226         375         375        378          378
Net gain on disposal                             0        15      2,492       2,565         240         266          -            -

Net  earnings                                1,025     1,241      5,245       4,942       4,711       4,531      4,167        3,836
Basic earnings per share from
Continuing Operations                          .53       .63       1.30        1.11        2.08        1.98       1.91         1.74
Diluted earnings per share from
Continuing operations                          .53       .63       1.29        1.09        2.05        1.95       1.87         1.71
Basic net earnings per share                   .53       .64       2.70        2.55        2.40        2.31       2.10         1.93
Diluted net earnings per share                 .53       .64       2.67        2.51        2.36        2.27       2.06         1.90

Selected Balance Sheet Accounts:
Receivables, net                             3,470     3,599      3,949       3,992       3,662       3,682      3,272        3,279
Inventory on consignment                         0       152          0         208           0          99          0           53
Total Current Assets                         9,948    10,752     12,349      13,452       9,824      10,337      9,267        9,558
Intangible asset, net                        2,126     1,982      2,247       2,084         384         196        468          254
Total Assets                                24,783    25,462     27,057      28,015      17,578      17,851     17,114       17,136
Deferred revenue on consigned
inventory                                        0     1,476          0       2,026           0         908          0          417
Total Current Liabilities                    6,760    12,724      8,826      11,109       5,632       7,102      5,537        6,525
Total Liabilities                           14,069    15,992     16,321      18,737       8,398       9,868      8,469        9,457
Stockholders' Equity                        10,714     9,470     10,736       9,278       9,180       7,983      8,645        7,679
Total Liabilities and Stockholders'
Equity                                      24,783    25,462     27,057      28,015      17,578      17,851     17,114       17,136

(*) Includes minority interest expense and income from unconsolidated affiliates.

(**) Includes the impact of EITF 01-9 in 2001, 2000 and 1999 to conform to the 2002 presentation.

                         BRISTOL-MYERS SQUIBB COMPANY
                                  APPENDIX 1


The following table presents full year results for 2002, 2001, 2000, and 1999, as restated:

                                                                        Restated(**)     Restated(**)    Restated(**)
                                                            2002           2001              2000            1999
                                                          --------      ------------     ------------    ------------
                                                                   (dollars in millions, except per share data)
Statement of operations:

Net sales                                                  $18,119       $17,987           $17,538         $16,502

Cost of products sold                                        6,388         5,453             4,730           4,458
Marketing, selling, and administrative                       3,923         3,894             3,852           3,789
Advertising and product promotion                            1,295         1,299             1,526           1,549
Research and development                                     2,218         2,183             1,878           1,705
Acquired in-process research and development                   169         2,772                38             193
Provision for restructuring and other items                    649           583               443               0
Gain on sale of businesses/product lines                       (30)         (475)             (216)            (50)
Asset impairment charge                                        403             0                 0               0
Other (Income)/Expense                                         457            60                40              68
                                                            ------        ------            ------          ------
                                                            15,472        15,769            12,291          11,712

Earnings from Continuing Operations Before Minority
Interest and Income Taxes                                    2,647         2,218             5,247          4,790
Provision for income taxes                                     607           (35)            1,260          1,283
Minority Interest net of taxes (*)                             178           102                97             49
Earnings from Continuing Operations                          1,862         2,151             3,890          3,458

Discontinued Operations:
    Net earnings                                                (5)          226               375            378
    Net gain on disposal                                        38         2,565               266              0
    Net  earnings                                            1,895         4,942             4,531          3,836
    Basic earnings per share from Continuing Operations        .96          1.11              1.98           1.74
    Diluted earnings per share from Continuing Operations      .96          1.09              1.95           1.71
    Basic net earnings per share                               .98          2.55              2.31           1.93
    Diluted net earnings per share                             .98          2.51              2.27           1.90

Selected Balance Sheet Accounts:
    Receivables, net                                         2,968         3,992             3,682          3,279
    Inventory on consignment                                    58           208                99             53
    Total Current Assets                                    10,015        13,452            10,337          9,558
    Intangible asset, net                                    1,904         2,084               196            254
    Total Assets                                            24,905        28,015            17,851         17,136
    Deferred revenue on consigned inventory                    470         2,060               919            417
    Total Current Liabilities                               14,320        11,109             7,102          6,525
    Total Liabilities                                       15,907        18,737             9,868          9,457
    Stockholders' Equity                                     8,998         9,278             7,983          7,679
    Total Liabilities and Stockholders' Equity              24,905        28,015            17,851         17,136


(*) Includes minority interest expense and income from unconsolidated affiliates.
(**) Includes the impact of EITF 01-9 in 2001, 2000 and 1999 to conform to the 2002 presentation.

                         BRISTOL-MYERS SQUIBB COMPANY
                                  APPENDIX 1


The following table presents worldwide full year sales for selected products for 2002, 2001, 2000, and 1999, as restated:

(dollars in millions)

                                               Restated                  Restated                   Restated
                       2002      % Change        2001       % Change       2000       % Change        1999
                       ----        ------        ----         ------       ----         ------        ----

PRAVACHOL(R)           $2,266          8%        $2,101          19%        1,766           8%        $1,637
PLAVIX(R)               1,890         61%         1,171          32%          889          69%           525
Enfamil                   750           -           753           5%          719          (2%)          736
AVAPRO(R)/Avalide         586         20%           487          35%          361          45%           249
Ostomy                    459          3%           444           4%          425          (5%)          449
Sustiva                   455        569%            68            -            -            -             -
Zerit                     443        (14%)          515         (11%)         578            -           580
Wound Care                276         11%           248           9%          228          (4%)          238
GLUCOPHAGE(R)XR           297         29%           230         597%           33            -             -
Videx                     262          9%           240          16%          207           12%          185
GLUCOVANCE(R)             246         (9%)          269            -            -            -             -
Tequin                    184        (26%)          250          91%          131            -             -


                         BRISTOL-MYERS SQUIBB COMPANY
                                  APPENDIX 2


PRESCRIBER DEMAND

The following tables set forth a comparison of reported net sales changes on a restated basis and the estimated total (both retail and mail order customers) prescription growth for certain of the Company's U.S. primary care pharmaceutical products. These estimates of prescription growth are based on third-party data. A significant portion of the Company's domestic pharmaceutical sales are made to wholesalers. Where the change in reported net sales exceeds prescription growth, this change in net sales may not reflect underlying prescriber demand.

                             Restated
                         Six Months Ended                 Restated                    Restated                    Restated
                           June 30, 2002                    2001                        2000                        1999
                     --------------------------  --------------------------  --------------------------   -------------------------
                      % Change      % Change       % Change     % Change       % Change     % Change       % Change     % Change
                         in         in Total          in        in Total          in        in Total           in       in Total
                     Net Sales    Prescriptions   Net Sales   Prescriptions   Net Sales   Prescriptions    Net Sales  Prescriptions
                     ---------    -------------   ---------   -------------  ----------   -------------   ----------  -------------

PRAVACHOL(R)               5             10            19            9             8             4              (5)            3
GLUCOPHAGE(R)            (64)           (68)           34           (8)           43            20              41            32
PLAVIX(R)                 82             37            30           35            71            48             246            **
AVAPRO(R)                 32             12            35           20            45            45             105           137
MONOPRIL(R)                -             (6)            2           (1)           (4)            3              11            13
SERZONE(R)               (19)           (26)            5           (2)           (2)            8              29            14
CEFZIL(R)                (21)           (15)           (8)         (11)          (13)          (16)              5             1
BUSPAR(R)                (84)           (84)          (56)         (53)           17            13              10             5


                           Three Months Ended             Three Months Ended
                           September 30, 2002             September 30, 2001
                      --------------------------      -------------------------
                      % Change       % Change         % Change     % Change
                          in         in Total             in       in Total
                      Net Sales    Prescriptions      Net Sales  Prescriptions
                      ----------   -------------      ---------  -------------
PRAVACHOL(R)                 19%            2%            38%         11%
GLUCOPHAGE(R)              (92%)          (88%)           21%        (15%)
PLAVIX(R)                    18%           34%            71%         37%
AVAPRO(R)                     3%           15%            54%         16%
MONOPRIL(R)                  10%           (8%)           13%         (2%)
SERZONE(R)                 (48%)          (40%)           19%         (3%)
CEFZIL(R)                  (29%)          (13%)           20%        (16%)
BUSPAR(R)                  (72%)          (67%)          (76%)       (75%)